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                                                                   EXHIBIT 10.28



                AMENDMENT NUMBER 2 TO PLACEMENT AGENT AGREEMENT



        This Amendment Number 2 to Placement Agent Agreement, is entered into between Legacy Brands, Inc., a California corporation, (the "Company") and Capitol Bay Securities (the "Placement Agent") as of November 27, 1997, with respect to the following facts.

        The Company retained the Placement Agent to assist the Company in raising financing through a private placement of Common Stock in June 1997. The terms and conditions under which the Placement Agent conducted the offering were set forth in a Placement Agent Agreement, dated June 25, 1997. which was amended on August 27, 1997 (the "Placement Agent Agreement"). The private placement was terminated on November 27. 1997.

        The parties wish to make certain amendments to the Placement Agent Agreement, which are described below.

IN VIEW OF THE FOREGOING FACTS, and for good and valuable consideration, receipt of which is duly acknowledged, the parties agree as follows:

1. Acknowledgment of Agreement. The parties hereby acknowledge that the Placement Agent Agreement and the amendment to the Placement Agent Agreement, were valid and binding obligations of the parties, and were effective as of the date set forth on such agreements.

2. Nominee on Board of Directors. The Parties agree to eliminate the requirement in the Placement Agent Agreement that the Company shall cause one nominee of the Placement Agent to be elected to the Company's Board of Directors, but wish to continue to allow the Placement Agent the right to have one representative (the "Observer") attend Board of Directors' meetings as a non-voting observer only. To carry out the intent of the parties, the parties agree to amend paragraph 4a of the Placement Agent Agreement as follows:

        a. The first two sentences and the penultimate sentence of paragraph 4a of the Placement Agent Agreement are eliminated.


        b. The Parties hereby agree that the Placement Agent's right to have the Observer attend Board of Directors' meetings shall extend for a period of three years after the date of this Amendment Number 2 to the Placement Agent Agreement.

        c. The Company shall pay the Observer the same amount of compensation, under the same terms, as the Company pays each nonemployee director from time to time for serving as a member of the Board of Directors of the Company.



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        d.      The period during which the Placement Agent may be allowed to have an Observer attend meetings of the Board of Directors of the Company may be extended by the mutual written consent of the Company and the Placement Agent. Nothing in this Amendment Number 2 to the Placement Agent Agreement shall create any obligation of either party to agree to any extension of those periods.

3. Warrants/Shares. Paragraph 12 of the Placement Agent Agreement is hereby eliminated. In lieu of granting warrants to the Placement Agent pursuant to that provision, the Company hereby agrees to grant the Placement Agent: (i) a warrant to purchase up to 148,000 shares of Common Stock of the Company; and (ii) 46,000 shares of the Common Stock of the Company pursuant to the terms of a warrant and share purchase agreement in the form attached hereto as Exhibit A (the "Warrant Purchase Agreement") and;

4. Registration Rights. Paragraph 15 of the Placement Agent Agreement is hereby eliminated. The registration rights with respect to the warrants to be issued to the Placement Agent shall be as set forth in the Warrant Purchase Agreement.

5. Elimination of Right of First Refusal. Section 16 of the Placement Agent Agreement is hereby eliminated.

6. Elimination of Investment Banker Services. Paragraph 17 of the Placement Agent Agreement is hereby eliminated.

7. Indemnification. Paragraph 8 of the Placement Agent Agreement is hereby amended by inserting the following as a new subparagraph "d" to Paragraph 8.

                "d. The parties understand that Gregory Plunkett. the former President and Chief Executive Officer of the Company ("Plunkett"), has filed suit against the Company in the State of California, County of San Francisco. Each party to this Agreement agrees to indemnify, defend and hold the, other party harmless from and against all claims, costs, liabilities and damages which the other party may incur in connection with the suit brought by Plunkett, or any related claim or suit which Plunkett may bring, if such claims, costs, liabilities or damages resulted from any willful grossly negligent or negligent action of that party or any omission by that party which constitutes willful misconduct, gross negligence or negligence by that party."

8. Rights to Receipt of Compensation. Except for the payments to be made to the Observer pursuant to Paragraph 2(c) of this Amendment, or for payments required to indemnify the Placement Agent as provided in the Placement Agent Agreement, as amended, Capitol Bay (on behalf of itself and its directors, officers, shareholders and principals) waive all rights which it has or may have for payment of any form of compensation or reimbursement of expenses by the Company under the Placement Agent Agreement or pursuant to any other agreement or arrangement between the parties.




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9.      Effect of Amendment. This Amendment amends but does not supersede the terms of the placement Agent Agreement, except as expressly set forth herein. All other terms and conditions of the placement Agent Agreement shall remain in full force and effect, other than those terms which expired on the termination of the private placement.

10. Counterparts. This Amendment may be executed in counterparts (including facsimile copies), each counterpart of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Placement Agent Agreement as of the date first above written.



LEGACY BRANDS, INC.                        CAPITOL BAY SECURITIES

/s/ Thomas E. Kees, President              /s/ Stephen C. Kircher, President
--------------------------------           --------------------------------
Thomas E. Kees, President                  Stephen C. Kircher, President





/s/  Craig C. Connerty,                    /s/ [SIG]
--------------------------------           --------------------------------
Craig C. Connerty, Secretary               [not legible], Secretary




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                                   EXHIBIT A


                           WARRANT PURCHASE AGREEMENT